Exhibit 99.1

OCI RESOURCES LP

OCI RESOURCES LP ANNOUNCES THIRD QUARTER 2014 FINANCIAL RESULTS

Atlanta, Georgia November 4, 2014 -- OCI Resources LP (NYSE: OCIR) today reported its financial and operating results for the third quarter ended September 30, 2014.

Third Quarter 2014 Financial Highlights:

•	Net sales of $109.8 million increased 4.0% over the prior-year third quarter; year-to-date net sales of $339.0 million increased 4.4% over the prior year.

•	Adjusted EBITDA of $29.3 million increased 27.4% over the prior-year third quarter; year-to-date Adjusted EBITDA of $85.7 million increased 18.7% over the prior year.

•	Earnings per unit were $0.52 for the quarter; $1.55 year-to-date.

•	Quarterly distribution per unit increased by 5%.

•
Distributable cash flow was $13.3 million for the quarter and $38.8 million year-to-date. The distribution coverage ratio was 1.27 for each of the three and nine months ended September 30, 2014, respectively; and 1.26 since completion of our initial public offering ("IPO").

Outlook:

•	We expect 2014 sales volumes to increase approximately 2% to 3% and production volumes to increase approximately 3% to 4% over 2013 levels.

•	International prices are expected to rise approximately 5% in 2014.

•	We expect to spend approximately $21 to $22 million on expansion capital expenditures in 2014.

Financial Highlights	Three Months Ended September 30,			Nine Months Ended September 30,
($ in millions, except per unit amounts)	2014	2013	% Change	2014	2013	% Change

Soda ash volume sold (millions of short tons)	0.598	0.597	0.2%	1.863	1.835	1.5%
Net sales	$109.8	$105.6	4.0%	$339.0	$324.6	4.4%
Net income	$21.6	$13.9	55.4%	$64.3	$45.2	42.3%
Net income attributable to OCIR	$10.4	$4.4	136.4%	$31.0	$13.8	124.6%
Basic and Diluted Earnings per Unit	$0.52	$0.22	136.4%	$1.55	$0.69	124.6%
Adjusted EBITDA (1)	$29.3	$23.0	27.4%	$85.7	$72.2	18.7%
Adjusted EBITDA attributable to OCIR(1)	$14.5	$9.8	48.0%	$42.4	$30.9	37.2%
Distributable cash flow attributable to OCIR(1)	$13.3	**	N/A	$38.8	**	N/A
(1) See non-GAAP reconciliation of Adjusted EBITDA

** Information was not calculated for the stub period 9/13/2013 to 9/30/2013 as it was immaterial.

Kirk Milling, CEO, commented “September marked our one year anniversary as a public company. We are pleased with the execution of our plans thus far and our business remains on pace for record setting production and sales volumes in 2014. Higher international prices and lower cost of products sold have driven substantial improvements in Adjusted EBITDA over last year."

"Our continued stable cash flows combined with our improving operational performance, gave us the confidence to raise our distribution by 5% this quarter."

THIRD QUARTER 2014 FINANCIAL AND OPERATING RESULTS
Three Months Ended September 30, 2014 compared to Three Months Ended September 30, 2013
Net sales
Our net sales increased by 4.0% to $109.8 million for the three months ended September 30, 2014 compared to $105.6 million for the three months ended September 30, 2013. Our average sales price increased 3.9% to $183.61 per short ton for the three months ended September 30, 2014, as compared to $176.80 per short ton for the three months ended September 30, 2013.

•
Domestic sales - Domestic sales increased by 4.7% to $49.5 million for the three months ended September 30, 2014, compared to $47.3 million for the three months ended September 30, 2013, primarily as a result a 10.1% increase in sales volume of approximately 213.4 thousand short tons for the three months ended September 30, 2014, from approximately 193.8 thousand short tons for the three months ended September 30, 2013. The increase in volume was offset by a decrease of 5.0% in average sales price over the comparable period, primarily driven by higher purge liquor volume. Domestic sales accounted for approximately 45.1% of our net sales for the three months ended September 30, 2014, compared to 44.8% for the three months ended September 30, 2013.

•
International sales - International sales increased by 3.4% to $60.3 million for the three months ended September 30, 2014, compared to $58.3 million for the three months ended September 30, 2013, primarily as a result of a 8.6% increase in average sales price to $156.85 per short ton during the three months ended September 30, 2014, compared to $144.46 per short ton for the three months ended September 30, 2013, offset by a decrease of 4.7% in international sales volume to approximately 384.5 thousand short tons in 2014 compared to approximately 403.3 thousand short tons in 2013. International sales accounted for approximately 54.9% of our net sales for the three months ended September 30, 2014, compared to 55.2% for the three months ended September 30, 2013.

Operating costs and expenses
Our cost of products sold decreased by 3.9% to $76.3 million for the three months ended September 30, 2014 from $79.4 million for the three months ended September 30, 2013, due primarily to a $1.7 million reduction in pension benefit expense driven by favorable effects of higher actuarial discount rates and market returns, as well as, reduced freight expense from customer mix in domestic market.
 Our selling, general and administrative expenses increased 56.3% to $5.0 million for the three months ended September 30, 2014, from $3.2 million for the three months ended September 30, 2013, primarily due to the incremental general and administrative costs of being a public company, with majority due to increased compliance costs.
Our loss on disposal of assets of $1.0 million for the three months ended September 30, 2014, relates to the disposal of one asset which was replaced, and the write-off of canceled or abandoned capital projects.
Our other non-operating expense decreased to $0.6 million for the three months ended September 30, 2014, compared to $1.1 million other expense for the three months ended September 30, 2013. The decrease in expense is principally due to a mark to market gain on existing foreign currency forward contracts during the third quarter 2014 of $0.7 million.

Nine Months Ended September 30, 2014 compared to Nine Months Ended September 30, 2013
Net sales
Our net sales increased by 4.4% to $339.0 million for the nine months ended September 30, 2014 compared to $324.6 million for the nine months ended September 30, 2013, Our average sales price increased 2.9% to $182.00 per short ton for the nine months ended September 30, 2014, as compared to $176.91 per short ton for the nine months ended September 30, 2013.

•
International sales - International sales increased by 6.8% to $189.2 million for the nine months ended September 30, 2014, compared to $177.2 million for the nine months ended September 30, 2013, primarily as a result of a 6.2%

increase in average sales price to $153.26 per short ton during the nine months ended September 30, 2014, compared to $144.34 per short ton for the nine months ended September 30, 2013. The increase in average international sales price was primarily due to higher prices in Asia. The higher average sales price was accompanied by an increase of 0.6% in international sales volume to approximately 1,234.5 thousand short tons in 2014 compared to approximately 1,227.3 thousand short tons in 2013. International sales accounted for approximately 55.8% of our sales for the nine months ended September 30, 2014, compared to international sales of 54.6% for the nine months ended September 30, 2013.

•
Domestic sales - Domestic sales increased by 1.6% to $149.8 million for the nine months ended September 30, 2014, compared to $147.4 million for the nine months ended September 30, 2013, primarily as a result of a 3.4% increase in volume to approximately 628.1 thousand short tons for the nine months ended September 30, 2014, compared to approximately 607.3 thousand short tons for the nine months ended September 30, 2013. The increase in sales was offset by a decrease of 1.8% in average sales price over the period. Domestic sales accounted for approximately 44.2% of our sales for the nine months ended September 30, 2014, compared to 45.4% for the nine months ended September 30, 2013.

Operating costs and expenses
Our cost of products sold decreased by 1.4% to $240.2 million for the nine months ended September 30, 2014 from $243.5 million for the nine months ended September 30, 2013, primarily due to a $5.2 million reduction in pension benefit expense driven by favorable effects of higher actuarial discount rates and market returns, as well as, reduced freight expense from customer mix in domestic market.
Our selling, general and administrative expenses increased 45.9% to $14.3 million for the nine months ended September 30, 2014, from $9.8 million for the nine months ended September 30, 2013, primarily due to the incremental general and administrative costs of being a public company, with majority due to increased compliance costs.
Our other non-operating expense increased to $2.7 million for the nine months ended September 30, 2014, compared to $0.9 million other expense for the nine months ended September 30, 2013. The increase is primarily due to an increase in interest expense related to debt restructuring and the resulting higher principal balance in 2014, offset by a mark to market gain on existing foreign currency derivatives of $1.2 million for the nine months ended September 30, 2014.
The Partnership is a limited partnership and generally is not subject to federal or certain state income taxes. The Predecessor was subject to income tax and was included in the consolidated income tax returns of OCI Enterprises Inc. Income taxes were allocated to the Predecessor based on separate-company computations of income or loss. The income tax expense for the period ended September 30, 2013 are those of the Predecessor.

CAPEX AND ORE TO ASH RATIO

Capital expenditures, including accruals, were $9.2 million and $7.0 million for the three months ended September 30, 2014 and 2013, respectively; $16.1 million and $10.7 million for the nine months ended September 30, 2014 and 2013, respectively. Maintenance capital expenditures were $2.0 million and $6.6 million for third quarter 2014 and 2013, respectively, and $4.5 million and $9.5 million for the nine months ended September 30, 2014 and 2013, respectively. Expansion capital expenditures for third quarter 2014 were $7.2 million compared to $0.4 million during the prior year second quarter; $11.6 million and $1.2 million for the nine months ended September 30, 2014 and 2013, respectively. The increase in capital expenditures during 2014 compared to 2013 is driven by the increased planned expansion projects to improve our operating capacity levels.

The ore to ash ratio (which includes our deca rehydration recovery process) for the three months ended September 30, 2014 and 2013 was 1.49: 1.0 and 1.62: 1.0, respectively; year to date September 30, 2014 and 2013 ore to ash ratio was 1.52: 1.0 and 1.62: 1.0, respectively.

CASH FLOWS AND QUARTERLY CASH DISTRIBUTION

Cash provided by operating activities increased 21.4% to $86.7 million for the nine months ended September 30, 2014 compared to $71.4 million cash generated in the same period in the prior-year. The increase was driven by a $19.1 million increase in net income, offset by lower cash provided by working capital of $4.3 million during the nine months ended September 30, 2014, compared to cash provided by working capital during the comparable period of $7.8 million.

Our business objective is to generate stable cash flows, allowing us to make quarterly cash distributions to our common and subordinated unitholders and, over time, to increase those quarterly cash distributions.

On October 17, 2014, the Partnership declared a 5% increase in its third quarter 2014 quarterly distribution approved by the board of directors of its general partner. The quarterly cash distribution of $0.525 per unit is payable on November 14, 2014 to unitholders of record on October 31, 2014.

RELATED COMMUNICATIONS

OCI Resources LP will host a conference call tomorrow, November 5, 2014 at 8:30 a.m. ET. Participants can listen in by dialing 1-866-550-6980 (Domestic) or 1-804-977-2644 (International) and referencing confirmation 24112828. Please log in or dial in at least 10 minutes prior to the start time to ensure a connection. A telephonic replay of the call will be available approximately two hours after the call's completion by calling 1-800-585-8367 or 404-537-3406 and referencing confirmation 24112828, and will remain available for the following six days. This conference call will be webcast live and archived for replay on OCI Resources' website at www.ociresources.com.

ABOUT OCI RESOURCES LP

OCI Resources LP, a master limited partnership, operates the trona ore mining and soda ash production business of OCI Wyoming LLC, ("OCI Wyoming"), one of the largest and lowest cost producers of natural soda ash in the world, serving a global market from its facility in the Green River Basin of Wyoming. The facility has been in operation for more than 50 years.

NATURE OF OPERATIONS

OCI Resources LP owns a controlling interest comprised of a 51% membership interest in OCI Wyoming LLC, ("OCI Wyoming"). Natural Resource Partners LP ("NRP") owns a non-controlling interest consisting of a 49% membership interest in OCI Wyoming.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements. Statements other than statements of historical facts included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements contain words such as “possible,” “believe,” “should,” “could,” “would,” “predict,” “plan,” “estimate,” “intend,” “may,” “anticipate,” “will,” “if,” “expect” or similar expressions. Such statements are based only on the Partnership’s current beliefs, expectations and assumptions regarding the future of the Partnership’s business, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the Partnership’s control. The Partnership’s actual results and financial condition may differ materially from those implied or expressed by these forward-looking statements. Consequently, you are cautioned not to place undue reliance on any forward-looking statement because no forward-looking statement can be guaranteed. Factors that could cause the Partnership’s actual results to differ materially from the results contemplated by such forward-looking statements include: changes in general economic conditions, the Partnership's ability to meet its expected quarterly distributions, changes in the Partnership’s relationships with its customers, including American Natural Soda Ash Corporation ("ANSAC"), the demand for soda ash and the opportunities for the Partnership to increase its volume sold, the development of glass and glass making product alternatives, changes in soda ash prices, operating hazards, unplanned maintenance outages at the Partnership’s production facilities, construction costs or capital expenditures exceeding estimated or budgeted costs or expenditures, the effects of government regulation, tax position, and other risks incidental to the mining, processing, and shipment of trona ore and soda ash, as well as the other factors discussed in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2013, and subsequent reports filed with the Securities and Exchange Commission. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. The Partnership undertakes no duty and does not intend to update the forward-looking statements made herein to reflect new information or events or circumstances occurring after this press release. All forward-looking statements speak only as of the date made.

Supplemental Information
OCI RESOURCES LP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
($ and units outstanding in millions, except per unit data)	2014	2013	2014	2013

Net sales	$109.8	$105.6	$339.0	$324.6
Operating costs and expenses:
Cost of products sold	76.3	79.4	240.2	243.5
Depreciation and amortization expense	5.3	5.9	16.5	18.1
Selling, general and administrative expenses	5.0	3.2	14.3	9.8
Loss on disposal of assets, net	1.0	—	1.0	—
Total operating costs and expenses	87.6	88.5	272.0	271.4
Operating income	22.2	17.1	67.0	53.2
Other income/(expenses):
Interest expense	(1.4)	(1.1)	(3.9)	(1.8)
Other, net	0.8	—	1.2	0.9
Total other income/(expense), net	(0.6)	(1.1)	(2.7)	(0.9)
Income before provision for income taxes	21.6	16.0	64.3	52.3
Provision for income taxes	—	2.1	—	7.1
Net income	$21.6	$13.9	$64.3	$45.2
Net income attributable to non-controlling interest	11.2	9.5	33.3	31.4
Net income attributable to OCI Resources LP	$10.4	$4.4	$31.0	$13.8
Less: Predecessor net income prior to initial public offering on September 18, 2013	—	3.9	—	13.3
Net income attributable to OCI Resources LP subsequent to initial public offering	$10.4	$0.5	$31.0	$0.5
Other comprehensive (loss)/income:
Interest rate swaps	0.7	—	0.1	(0.4)
Comprehensive income	22.3	13.9	64.4	44.8
Comprehensive income attributable to non-controlling interest	11.5	9.5	33.3	31.2
Comprehensive income attributable to OCI Resources LP	$10.8	$4.4	$31.1	$13.6
Less: Predecessor comprehensive income prior to initial public offering on September 18, 2013	—	3.9	—	13.1
Comprehensive income attributable to OCI Resources LP subsequent to initial public offering	$10.8	$0.5	$31.1	$0.5

Net income per limited partner unit:
Common - Public and OCI Holdings (basic and diluted)	$0.52	$0.03	$1.55	$0.03
Subordinated - OCI Holdings (basic and diluted)	$0.52	$0.03	$1.55	$0.03

Limited partner units outstanding:
Weighted average common units outstanding (basic and diluted)	9.8	9.8	9.8	9.8
Weighted average subordinated units outstanding (basic and diluted)	9.8	9.8	9.8	9.8

Cash distribution declared per unit	$0.525	$—	$1.525	$—

OCI RESOURCES LP
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	As of
($ in millions)	September 30, 2014	December 31, 2013

ASSETS
Current assets:
Cash and cash equivalents	$56.2	$46.9
Accounts receivable - net	33.0	34.4
Accounts receivable - ANSAC	50.9	58.1
Due from affiliates - net	18.1	20.4
Inventory	46.7	41.7
Other current assets	2.5	1.2
Total current assets	207.4	202.7
Property, plant and equipment - net	236.4	238.0
Other non-current assets	1.0	1.3
Total assets	$444.8	$442.0
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$9.6	$13.2
Due to affiliates	5.1	2.3
Accrued expenses	28.5	26.4
Total current liabilities	43.2	41.9
Long-term debt	155.0	155.0
Reclamation reserve	4.1	3.8
Total liabilities	202.3	200.7

Equity:
Common unitholders - Public and OCI Holdings (9.8 million units issued and outstanding at September 30, 2014 and December 31, 2013, respectively)	104.6	104.5
Subordinated unitholders - OCI Holdings (9.8 million units issued and outstanding at September 30, 2014 and December 31, 2013, respectively)	36.5	36.6
General partner unitholders - OCI Resource Partners LLC (0.4 million units issued and outstanding at September 30, 2014 and December 31, 2013, respectively)	3.8	3.8
Accumulated other comprehensive loss—interest rate swaps	(0.2)	(0.3)
Partners' capital attributable to OCI Resources LP	144.7	144.6
Non-controlling interests	97.8	96.7
Total equity	242.5	241.3
Total liabilities and partners' equity	$444.8	$442.0

OCI RESOURCES LP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended September 30,
($ in millions)	2014	2013

Cash flows from operating activities:
Net income	$64.3	$45.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16.8	18.1
Loss on disposal of assets, net	1.0	—
Equity-based compensation expense	0.3	—
Deferred income taxes	—	0.3
Changes in operating assets and liabilities:
(Increase)/decrease in:
Accounts receivable - net	1.4	2.1
Accounts receivable - ANSAC	7.2	(1.4)
Due from affiliates - net	2.3	5.9
Inventory	(4.8)	(2.6)
Other current and other non-current assets	(0.6)	(2.4)
Increase/(decrease) in:
Accounts payable	(3.6)	(3.8)
Due to affiliates	2.8	9.5
Accrued expenses and other liabilities	(0.4)	0.5
Net cash provided by operating activities	86.7	71.4
Cash flows from investing activities:
Capital expenditures	(13.9)	(10.7)
Net cash used in investing activities	(13.9)	(10.7)
Cash flows from financing activities:
Proceeds from issuance of common units, net of offering costs	—	83.3
Proceeds from issuance of revolving credit facility	—	135.0
Repayments of long-term debt	—	(32.0)
Distributions to common unitholders	(15.4)	—
Distributions to general partner	(0.6)	—
Distributions to subordinated unitholders	(15.3)	—
Distributions to Predecessor	—	(72.9)
Distributions to non-controlling interest	(32.2)	(90.0)
Net cash (used in)/provided by financing activities	(63.5)	23.4
Net increase in cash and cash equivalents	9.3	84.1
Cash and cash equivalents at beginning of period	46.9	22.7
Cash and cash equivalents at end of period	$56.2	$106.8

Non-GAAP Financial Measures
We report our financial results in accordance with generally accepted accounting principles in the United States or GAAP. We also present the non-GAAP financial measures of:

•	Adjusted EBITDA;

•	Distributable cash flow; and

•	Distribution coverage ratio.
We define Adjusted EBITDA as net income (loss) plus net interest expense, income tax, depreciation, depletion and amortization, unrealized derivative gains and losses and certain other expenses that are non-cash charges or that we consider not to be indicative of ongoing operations. Distributable cash flow is defined as Adjusted EBITDA less net cash paid for interest, maintenance capital expenditures and income taxes. Distributable cash flow will not reflect changes in working capital balances. We define distribution coverage ratio as the ratio of distributable cash flow per outstanding unit (as of the end of the period) to cash distributions payable per outstanding unit with respect to such period.

Adjusted EBITDA, distributable cash flow and distribution coverage ratio are non-GAAP supplemental financial measures that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•	our operating performance as compared to other publicly traded partnerships in our industry, without regard to historical cost basis or, in the case of Adjusted EBITDA, financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of capital expenditure projects and the returns on investment of various investment opportunities.
We believe that the presentation of Adjusted EBITDA, distributable cash flow and distribution coverage ratio provide useful information to investors in assessing our financial condition and results of operations. The GAAP measures most directly comparable to Adjusted EBITDA and distributable cash flow are net income and net cash provided by operating activities. Our non-GAAP financial measures of Adjusted EBITDA, distributable cash flow and distribution coverage ratio should not be considered as an alternatives to GAAP net income, operating income, net cash provided by operating activities, or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. Adjusted EBITDA and distributable cash flow have important limitations as analytical tools because they exclude some, but not all items that affect net income and net cash provided by operating activities. Investors should not consider Adjusted EBITDA, distributable cash flow and distribution coverage ratio in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Because Adjusted EBITDA, distributable cash flow and distribution coverage ratio may be defined differently by other companies, including those in our industry, our definition of Adjusted EBITDA, distributable cash flow and distribution coverage ratio may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

The table below presents a reconciliation of the non-GAAP financial measures of Adjusted EBITDA and distributable cash flow to the GAAP financial measures of net income and net cash provided by operating activities:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
($ in millions, except per unit data)
Reconciliation of Adjusted EBITDA to net income:
Net income	21.6	13.9	64.3	45.2
Add backs:
Depreciation and amortization expense	5.3	5.9	16.5	18.1
Interest expense, net	1.4	1.1	3.9	1.8
Loss on disposal of assets, net	1.0	—	1.0	—
Taxes	—	2.1	—	7.1
Adjusted EBITDA	$29.3	$23.0	$85.7	$72.2
Less: Adjusted EBITDA attributable to non-controlling interest	14.8	13.2	43.3	41.3
Adjusted EBITDA attributable to OCI Resources LP	$14.5	$9.8	$42.4	$30.9
Less: Adjusted EBITDA attributable to Predecessor through September 17, 2013	—	8.6	—	29.7
Adjusted EBITDA attributable to OCI Resources LP	$14.5	$1.2	$42.4	$1.2

Reconciliation of distributable cash flow to Adjusted EBITDA attributable to OCI Resources LP:
Adjusted EBITDA attributable to OCI Resources LP	$14.5	**	$42.4	**
Less: Cash interest expense, net attributable to OCIR	0.6	**	1.9	**
Maintenance capital expenditures attributable to OCIR(1)	0.6	**	1.7	**
Distributable cash flow attributable to OCI Resources LP	$13.3	**	$38.8	**
Cash distribution declared per unit	$0.525	**	$1.525	**
Total units outstanding	19.976	**	19.961	**
Total distributions to unitholders and general partner	$10.5	**	$30.5	**

Distribution coverage ratio	1.27	**	1.27	**

Reconciliation of Adjusted EBITDA to net cash from operating activities:
Net cash provided by operating activities	$37.5	$25.6	$86.7	$71.4
Add/(less):
Amortization of long-term loan financing	(0.1)	—	(0.3)	—
Equity-based compensation expense	(0.2)	—	(0.3)	—
Deferred income taxes	—	(0.7)	—	(0.3)
Net change in working capital	(9.3)	(5.1)	(4.3)	(7.8)
Interest expense - net	1.4	1.1	3.9	1.8
Taxes	—	2.1	—	7.1
Adjusted EBITDA	$29.3	$23.0	$85.7	$72.2
Less: Adjusted EBITDA attributable to non-controlling interest	14.8	13.2	43.3	41.3
Adjusted EBITDA attributable to OCI Resources LP	$14.5	$9.8	$42.4	$30.9
Less: Cash interest expense, net attributable to OCIR	0.6	**	1.9	**
Maintenance capital expenditures attributable to OCIR(1)	0.6	**	1.7	**
Distributable cash flow attributable to OCI Resources LP	$13.3	**	$38.8	**

** Information was not calculated for the stub period 9/13/2013 to 9/30/2013 as it was immaterial.

(1)  The Partnership may fund expansion-related capital expenditures with borrowings under existing credit facilities such that expansion-related capital expenditures will have no impact on cash on hand or the calculation of cash available for distribution.  In certain instances, the timing of the Partnership’s borrowings and/or its cash management practices will result in a mismatch between the period of the borrowing and the period of the capital expenditure.  In those instances, the Partnership adjusts designated reserves (as provided in the partnership agreement) to take account of the timing difference.  Accordingly, expansion-related capital expenditures have been excluded from the presentation of cash available for distribution.

The following table is a rolling reconciliation of distributable cash flow to Adjusted EBITDA and distribution coverage ratio attributable to OCI Resources LP since the completion of the IPO:
Rolling Non-GAAP Reconciliation Schedule

	Year Ended December 31, 2013 (2)	Q1	Q2	Q3	Rolling Total Since IPO
		2014

($ in millions, except per unit data)

Adjusted EBITDA attributable to OCI Resources LP	$17.3	$13.9	$14.0	$14.5	$59.7
Less: Cash interest expense, net attributable to OCIR	0.6	0.5	$0.8	$0.6	$2.5
Maintenance capital expenditures attributable to OCIR(1)	2.7	0.3	0.8	0.6	$4.4
Distributable cash flow attributable to OCI Resources LP	$14.0	$13.1	$12.4	$13.3	$52.8

Total distributions to unitholders and general partner	$11.4	$10.0	$10.0	$10.5	$41.9

Distribution coverage ratio	1.23	1.31	1.24	1.27	1.26

(1)  The Partnership may fund expansion-related capital expenditures with borrowings under existing credit facilities such that expansion-related capital expenditures will have no impact on cash on hand or the calculation of cash available for distribution.  In certain instances, the timing of the Partnership’s borrowings and/or its cash management practices will result in a mismatch between the period of the borrowing and the period of the capital expenditure.  In those instances, the Partnership adjusts designated reserves (as provided in the partnership agreement) to take account of the timing difference.  Accordingly, expansion-related capital expenditures have been excluded from the presentation of cash available for distribution.

(2) Adjusted EBITDA, distributable cash flow and coverage ratio is only calculated subsequent to September 17, 2013.

Contacts:

OCI Resources LP

Investor Relations
Scott Humphrey, Director of Finance and Investor Relations
(770) 375-2387
SHumphrey@ocienterprises.com

Media
Amy McCool
(770) 243-9191
AMcCool@ocienterprises.com